Fourth Amendment to Credit Documents                                     PNC

THIS FOURTH AMENDMENT TO CREDIT DOCUMENTS (this "Amendment") is made as of October 22, 2013, by and between BOVIE MEDICAL CORPORATION, a Delaware corporation (the "Company"), and PNC BANK, NATIONAL ASSOCIATION (the "Bank").

BACKGROUND

A.           The Company has executed and delivered to the Bank (or a predecessor which is now known by the Bank's name as set forth above), one or more promissory notes, letter agreements, loan agreements, credit agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the "Credit Documents") which evidence or secure some or all of the Company's obligations to the Bank for one or more loans or other extensions of credit (the "Obligations").

B.           The Company and the Bank desire to amend the Credit Documents as provided for in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Certain of the Credit Documents are amended as set forth in Exhibit A. Any and all references to any Credit Document in any other Credit Document shall be deemed to refer to such Credit Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Credit Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Credit Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Credit Document, the terms and provisions of this Amendment shall control.

2.           The Company hereby certifies that: (a) all of its representations and warranties in the Credit Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Credit Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The Company confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

3.           The Company hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Company or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Company's existing and future Obligations to the Bank, as modified by this Amendment

4.           As a condition precedent to the effectiveness of this Amendment, the Company shall comply with the terms and conditions (if any) specified in Exhibit A.

5.           To induce the Bank to enter into this Amendment, the Company (a) acknowledges and consents to the termination of that certain Revolving Loan Agreement dated October 31, 2011 between the Company and the Bank (the "Revolving Loan Agreement") and (b) waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations and the Revolving Loan Agreement. The Company further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys' fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations and the Revolving Loan Agreement. The Company further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

6.           This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

7.           This Amendment will be binding upon and inure to the benefit of the Company and the Bank and their respective heirs, executors, administrators, successors and assigns.

8.           This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated in the Credit Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank's office indicated in the Credit Documents is located, excluding its conflict of laws rules.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Form 17A - Multistate Rev. 9/12

10.           Except as amended hereby, the terms and provisions of the Credit Documents remain unchanged, are and shall remain in full force and effect unless and writ modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed, Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Credit Document, a waiver of any default or Event of Default under any Credit Document, or a waiver or release of any of the Bank's rights and remedies (all of which are hereby reserved). The Company expressly ratifies and confirms the confession of judgment (if applicable) and waiver of jury trial provisions contained in the Credit Documents.

WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:                                                                                BOVIE MEDICAL CORPORATION,
          a Delaware corporation

         /s/ Debi Haley                                                                                     By:  /s/ Gary D. Pickett
     (SEAL)
                               Name:   Gary D. Pickett
Print Name:        Debi Haley                                                                        Title:     CFO
Title: ____________________________
(Include title only if an officer of entity signing to the right)

          PNC BANK, NATIONAL ASSOCIATION

          By:       /s/ Dustin M. Pike

          Name:   Dustin M. Pike
          Title:     Assistant Vice President,
          Asset Manager

Form 17A - Multistate Rev. 9/12

EXHIBIT A TO
FOURTH AMENDMENT TO CREDIT DOCUMENTS
DATED AS OF OCTOBER 22, 2013

A.	The "Credit Documents" that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

1.
Credit Agreement dated October 31, 2011, between the Company and the Bank relating to $4,000,000 Pinellas County Industrial Development Authority Industrial Development Revenue Bond (Bovie Medical Corporation Project) Series 2008 (the "Bond"), as amended by (i) that certain Amendment to Credit Documents dated as of April 7, 2012, (ii) that certain Second Amendment to Credit Documents dated as of October 18, 2012 and (iii) that certain Third Amendment to Credit Documents dated as of March 31, 2013 (as amended, the "Credit Agreement").

2.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Credit Documents listed in this Section A.

B.           The Credit Documents are amended as follows:

1.	The following provision is added to the Credit Agreement as Section 2.11:

"2.11  Required Optional Redemption of the Bond. In addition to the payments of principal and interest required by the Bond, the Company is required to optionally redeem an additional $12,000 of principal of the Bond on each Interest Payment Date (as defined in the Bond) beginning on November 1, 2013 and on each Interest Payment Date thereafter through and including September 1, 2014. On October 1, 2014, the Company is required to optionally redeem the remaining principal of the Bond."

2.	The following provision is added to the Credit Agreement as Section 2.12:

"2.12  Additional Fees. In addition to the payments of principal and interest required by the Bond and the required optional redemptions required pursuant to Section 2.11, the Company will pay the following additional fees to the Bank: (i) a one-time fee payment of $30,000 due and payable on April 1, 2014 and (ii) monthly fee payments of $5,000 due and payable beginning on April 1, 2014 and continuing on the first day of each month thereafter through and including September 1, 2014. For the avoidance of doubt, none of the payments required by this Section 2.12 shall be applied to any principal or interest due and owing under the Bond."

3.	Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"6.4 Adjusted EBITDA.  The Company will maintain a minimum Adjusted EBITDA in at least the following amounts, for the following periods: (a) ($525,000.00) for the three months ending March 31, 2013; (b) ($1,100,000.00) for the six months ending June 30, 2013; (c) ($1,400,000.00) for the nine months ending September 30,2013; and (d) ($1,550,000.00) for the twelve months ending December 31, 2013."

Form 17A - Multistate Rev. 9/12

4.	Section 7.10) of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(j) any judgment or order for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) except for the judgment in favor of Leonard Keen in the approximate amount of $848.000, there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any judgment or order for the payment of money in excess of $100,000 in the aggregate in Case No. 8:12-cv- 01498 (Livneh, et al v. Bovie Medical Corporation, et al) pending in the United States District Court for the Middle District of Florida shall immediately constitute an Event of Default hereunder upon the entry of such judgment or order."

5.	Effective as of June 30, 2013, the definition of "Adjusted EBITDA" in Section 8 of the Credit Agreement is amended and restated in its entirety as follows:

""Adjusted EBITDA" means net income, adjusted for non-cash and non-recurring income and expense items related to stock-based compensation, asset disposition, asset impairment, changes in fair value of liabilities and any other non-cash and/or non-recurring item that is deemed acceptable by the Bank in its sole discretion based on its sole interpretation of the specific circumstances surrounding an expense or income item being considered as an adjustment to EBITDA, plus interest expense plus income tax expense plus depreciation plus amortization. The one-time payment on the judgment in favor of Leonard Keen in the approximate amount of $848,000 constitutes a non-recurring item deemed acceptable to the Bank for purposes of the Company's calculation of Adjusted EBITDA and will be excluded from the calculation thereof."

6.	Section 13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"13.         ADDITIONAL COLLATERAL.

(a)         As security for the repayment of the Payment Obligations, the Company hereby assigns and grants to the Bank, as secured party, a continuing lien on, and security interest in, the following collateral (the "Collateral"): all personal property of the Company, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts (including health-care-insurance receivables and credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Company's business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, standing timber that is to be cut and removed under a conveyance or contract for sale, the unborn young of animals, crops grown. growing, or to be grown, manufactured homes, computer programs embedded in such goods and farm products; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) agricultural liens; (xii) as-extracted collateral; (xiii) all commercial tort claims, if any; (xiv) letter of credit rights; (xv) general intangibles, of every kind and description, except patents, but including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xvi) all supporting obligations of all of the foregoing property; (xvii) all property of the Company now or hereafter in the Bank's possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xviii) all cash and cash equivalents thereof; and (xix) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof.

Form 17A - Multistate Rev. 9/12

(b)         In the event the Company shall furnish a letter of credit or other collateral to the Bank as additional collateral for the indebtedness of the Company to the Bank, whether heretofore or hereafter, such additional collateral shall not diminish or modify the Company's liability to the Bank hereunder unless the Bank shall otherwise specifically agree in writing."

C.	Conditions to Effectiveness of Amendment: The Bank's willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:

1.	Execution by all parties and delivery to the Bank of this Amendment.

2.
Payment by the Company to the Bank of an amendment fee in the amount of $15,000, and reimbursement of the fees and expenses of the Bank's outside and in-house counsel in connection with this Amendment, which fees and expenses as of the date of this Amendment are $9,300.00.

3.	The filing of a UCC-1 Financing Statement with the Delaware Secretary of State, perfecting the security interest granted to the Bank by the Company pursuant to this Amendment.

Form 17A - Multistate Rev. 9/12